

                                        UNISYS CORPORATION
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                          ($ in millions)

                                          Nine
                                        Months
                                         Ended
                                  September 30               Years Ended December 31
                                  ------------  -----------------------------------------------
                                          1994     1993    1992       1991      1990     1989
                                  ------------  ------- -------  ---------  --------  -------
Income (loss) before income taxes      $226.0   $503.4  $435.6   $(1,288.3)  $(337.3) $(554.3)
Add (deduct) share of loss (income)
  of associated companies                (7.1)    14.5     3.2        (6.5)    (51.8)   (50.0)
                                        -----    -----   -----   ---------   -------  -------
    Subtotal                            218.9    517.9   438.8    (1,294.8)   (389.1)  (604.3)
                                        =====    =====   =====   =========   ========  ======
Interest expense (net of interest
  capitalized)                          153.1    241.7   340.6       407.6     446.7    425.7
Amortization of debt issuance
  expenses                                4.6      6.6     4.8         1.8       1.5      1.6
Portion of rental expense
  representative  of interest            57.0     76.0    84.3        86.4      82.5     78.8
                                        -----    -----   -----       -----     -----    -----
     Total Fixed Charges                214.7    324.3   429.7       495.8     530.7    506.1
                                        -----    -----   -----       -----     -----    -----
Earnings (loss) before estimated
  income taxes and fixed charges       $433.6   $842.2  $868.5     $(799.0)  $ 141.6  $( 98.2)
                                       ======   ======  ======     ========  =======  =======
Ratio of earnings to fixed charges       2.02     2.60    2.02       (a)       (a)       (a)
                                       ======   ======  ======     ========  =======  =======

 (a) Earnings in 1991, 1990 and 1989 were inadequate to cover fixed charges by $1,294.8 million,
    $389.1 million and $604.3 million, respectively.
